EXHIBIT A

Jay R. Harris may, through his position as President of Goldsmith & Harris Incorporated ("G&H"), a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under
Section 203 of the Investment Advisers Act of 1940, be deemed a control person of G&H.







                                       7